UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12 (g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 12 (h) AND 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 333-10524
                                                                       ---------

                     Wholesale Auto Receivables Corporation
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             (Exact name of registrant as specified in its charter)


Corporate Trust Center, 1209 Orange Street, Wilmington, DE 19801  (302) 658-7581
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


Superior Wholesale Inventory Financing Trust VI
Floating Rate Asset-Backed Term Notes
Floating Rate Asset-Backed Certificates
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            (Title of each class of securities covered by this Form)


                                      N/A
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             (Titles of all other classes of securities for which a
          duty to file reports under section 13 (a) or 15 (d) remains)


         Please place an X in the box (es) to designate the appropriate rule provision relied upon to terminate or suspend the duty to file reports:

    Rule  12g-4 (a) (1) (i)    _____         Rule  12h-3 (b) (1) (i)   __X_
    Rule  12g-4 (a) (1) (ii)   _____         Rule  12h-3 (b) (1) (ii)  _____
    Rule  12g-4 (a) (2) (i)    _____         Rule  12h-3 (b) (2) (i)   _____
    Rule  12g-4 (a) (2) (ii)   _____         Rule  15h-3 (b) (2) (ii)  _____
                                             Rule  15d-6               _____

         Approximate number of holders of record as of the certification or notice date: 13
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         Pursuant to the  requirements of the Securities  Exchange Act of 1934
(Name   of    registrant    as   specified   in   charter)   has   caused   this
certification/notice to be signed on its behalf by the undersigned fully authorized person.





Date: March 30, 2001         By:     S/ GERALD E. GROSS
                                     --------------------------------
                                     GERALD E. GROSS
                                     CONTROLLER AND PRINCIPAL ACCOUNTING OFFICER